SEC Registration Nos.
Nos. 33-45829 and 811-06563

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Post-Effective Amendment No. 23 XX

and/or

REGISTRATION STATEMENT UNDER THE
INVESTMENT ACT OF 1940

Amendment No. 23 XX

Calvert World Values Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

4550 Montgomery Avenue
Bethesda, Maryland 20814
(Address of Principal Executive Offices)

Registrant's Telephone Number: (301) 951-4800

William M. Tartikoff
4550 Montgomery Avenue
Bethesda, Maryland 20814
(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This post-effective amendment consists of the following:

  N-1A Facing Page
  Part C of the Registration Statement (including signature page)
  Exhibits (as indicated below)

This Post-Effective Amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of filing certain executed copies of exhibits to the Registration Statement.

Parts A and B are incorporated by reference to Post-Effective Amendment No. 22 to this Registration Statement, as filed on January 31, 2008.


PART C. OTHER INFORMATION

Item 23. Exhibits
(a)	Articles of Incorporation incorporated by reference to Registrant's Post-Effective Amendment No. 13, January 28, 2000, accession number 0000884110-00-000001.
(b)	By-Laws incorporated by reference to Registrant's Post-Effective Amendment No. 13, January 28, 2000, accession number 0000884110-00-000001.
(d)(1)

Investment Advisory Agreement (CAMCO) incorporated by reference to Registrant's Post-Effective Amendment No. 13, January 28, 2000, accession number 0000884110-00-000001. Addendum to Investment Advisory Agreement (International Opportunities Fund) incorporated by reference to Registrant's Post-Effective Amendment No. 21, May 30, 2007, accession number 0000884110-07-000010. Addendum to Investment Advisory Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 22, January 31, 2008, accession number 0000884110-08-000001.

(d)(2)	Investment Sub-Advisory Contract (Acadian Asset Management, Inc.) incorporated by reference to Registrant's Post-Effective Amendment No. 20, January 31, 2007, accession number 0000884110-07-000001.
(d)(3)	Investment Sub-Advisory Contract (New Amsterdam Partners) incorporated by reference to Registrant's Post-Effective Amendment No. 19, January 30, 2006, accession number 0000884110-06-000002.
(d)(4)	Form of Investment Sub-Advisory Contract (F&C Management Limited) incorporated by reference to Registrant's Post-Effective Amendment No. 21, May 30, 2007, accession number 0000884110-07-000010.
(e)

Underwriting (Distribution) Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 19, January 30, 2006, accession number 0000884110-06-000002.  Underwriting (Distribution) Schedules I, II, III incorporated by reference to Registrant's Post-Effective Amendment No. 19, January 30, 2006, accession number 0000884110-06-000002. Amended Schedules II and III to Underwriting Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 21, February 9, 2007, accession number 0000884110-07-000004.

(f)	Deferred Compensation Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 13, January 28, 2000, accession number 0000884110-00-000001.
(g)

Custodial Contract incorporated by reference to Registrant's Post-Effective Amendment No. 14, January 31, 2001, accession number 0000884110-01-000001. Amended Schedule to Custodial Contract incorporated by reference to Registrant's Post-Effective Amendment No. 21, February 9, 2007, accession number 0000884110-07-000004.

(h)(1)

Amended Master Transfer Agency and Service Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 21, May 30, 2007, accession number 0000884110-07-000010. Form of Amended Schedule A to the Amended Master Transfer Agency and Service Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 21, May 30, 2007, accession number 0000884110-07-000010.

(h)(2)

Servicing Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 19, January 30, 2006, accession number 0000884110-06-000002.  Amended Servicing Agreement Schedule A incorporated by reference to Registrant's Post-Effective Amendment No. 20, January 31, 2007, accession number 0000884110-07-000001. Amended Schedule to Servicing Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 21, February 9, 2007, accession number 0000884110-07-000004.

(h)(3)

Administrative Services Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 13, January 28, 2000, accession number 0000884110-00-000001. Amended Schedule A to Administrative Services Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 21, May 30, 2007, accession number 0000884110-07-000010.

(h)(4)	Research Agreement with Consultant Stephen H. Moody incorporated by reference to Registrant's Post-Effective Amendment No. 22, January 31, 2008, accession number 0000884110-08-000001.
(h)(5)	Research Agreement with Consultant Jean-Luc Park incorporated by reference to Registrant's Post-Effective Amendment No. 22, January 31, 2008, accession number 0000884110-08-000001.
(i)	Opinion and Consent of Counsel incorporated by reference to Registrant's Post-Effective Amendment No. 22, January 31, 2008, accession number 0000884110-08-000001.
(j)	Independent Auditor Consent incorporated by reference to Registrant's Post-Effective Amendment No. 22, January 31, 2008, accession number 0000884110-08-000001.
(m)

Plan of Distribution for Class A incorporated by reference to Registrant's Post-Effective Amendment No. 19, January 30, 2006, accession number 0000884110-06-000002.  Plan Schedule A for Class A incorporated by reference to Registrant's Post-Effective Amendment No. 19, January 30, 2006, accession number 0000884110-06-000002. Amended Schedules to Plans of Distribution incorporated by reference to Registrant's Post-Effective Amendment No. 21, February 9, 2007, accession number 0000884110-07-000004.

(n)

Rule 18f-3 Multiple-class Plan incorporated by reference to Registrant's Post-Effective Amendment No. 20, January 31, 2007, accession number 0000884110-07-000001. Amended Rule 18f-3 Multiple-class Plan incorporated by reference to Registrant's Post-Effective Amendment No. 21, February 9, 2007, accession number 0000884110-07-000004.

(o)	Power of Attorney Forms, filed herewith.
(p)(1)	Code of Ethics for Advisor (CAMCO) incorporated by reference to Registrant's Post-Effective Amendment No. 17, January 31, 2004, accession number 0000884110-04-000001.
(p)(2)	Code of Ethics for Sub-Adviser (Acadian) filed herewith.
(p)(3)	Code of Ethics for Sub-Adviser (New Amsterdam) filed herewith.
(p)(4)	Code of Ethics for Sub-Adviser (F&C Management Limited) filed herewith.

Item 24. Persons Controlled by or Under Common Control With Registrant

                                Not applicable.

Item 25.       Indemnification

Registrant's By-Laws, Exhibit 2 of this Registration Statement, provides, in summary, that officers and trustees/directors shall be indemnified by Registrant against liabilities and expenses incurred by such persons in connection with actions, suits, or proceedings arising out of their offices or duties of employment, except that no indemnification can be made to such a person if he has been adjudged liable of willful misfeasance, bad faith, gross negligence, or reckless disregard of his duties. In the absence of such an adjudication, the determination of eligibility for indemnification shall be made by independent counsel in a written opinion or by the vote of a majority of a quorum of trustees/directors who are neither "interested persons" of Registrant, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, nor parties to the proceeding.

Registrant may purchase and maintain liability insurance on behalf of any officer, trustee, director, employee or agent against any liabilities arising from such status. In this regard, Registrant will maintain a Trustees/Directors & Officers (Partners) Liability Insurance Policy with Chubb Group of Insurance Companies, 15 Mountain View Road, Warren, New Jersey 07061, providing Registrant with $10 million in trustees/directors and officers liability coverage, plus $5 million in excess trustees/directors and officers liability coverage for the independent trustees/directors only. Registrant also maintains a $13 million Investment Company Blanket Bond issued by ICI Mutual Insurance Company, P.O. Box 730, Burlington, Vermont, 05402. The Fund maintains joint coverage with the other Calvert Group Funds, and for the liability coverage, with the Advisor and its affiliated companies ("Calvert operating companies.") The premium and the coverage are allocated based on a method approved by the disinterested Fund trustees/directors.

Item 26. Business and Other Connections of Investment Adviser
Name	Name of Company, Principal Business and Address	Capacity
Barbara J. Krumsiek
	Calvert Variable Series, Inc. Calvert Municipal Fund, Inc. Calvert World Values Fund, Inc. Investment Companies 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Social Investment Fund
Calvert Cash Reserves
The Calvert Fund
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer and Trustee

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Ronald M. Wolfsheimer

First Variable Rate Fund
for Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

William M. Tartikoff
	Acacia National Life Insurance Insurance Company 7315 Wisconsin Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Company Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co. Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Director and Officer

Susan Walker Bender
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Ivy Wafford Duke
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Lancelot King
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Jane Maxwell
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Andrew Niebler
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Augusto Macedo
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Catherine Roy
	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Bennett Freeman
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Alya Kayal
	Calvert Asset Management Company, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Hui Ping Ho

First Variable Rate Fund
for Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Assistant Treasurer

Daniel K. Hayes
	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Patrick Faul
	Calvert Asset Management Company, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

John Nichols
	Calvert Asset Management Company, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Gregory Habeeb
	Calvert Asset Management Company, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

Thomas Dailey
	Calvert Asset Management Company, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

First Variable Rate Fund for
Government Income
Calvert Tax-Free Reserves
Calvert Cash Reserves
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.
Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814

Officer

James O'Boyle
	Calvert Asset Management Company, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Robert Enderson
	Calvert Group, Ltd. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Administrative Services Co. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Asset Management Co., Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Shareholder Services, Inc. Transfer Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Item 27. Principal Underwriters

         (a)     Registrant's principal underwriter underwrites shares of First Variable Rate Fund for Government Income, Calvert Tax-Free Reserves, Calvert Social Investment Fund, Calvert Cash Reserves, The Calvert Fund, Calvert Municipal Fund, Inc., Calvert World Values Fund, Inc., Calvert Social Index Series, Inc., Calvert Variable Series, Inc., and Calvert Impact Fund, Inc.

         (b)     Positions of Underwriter's Officers and Directors
Name and Principal Business Address*	Position(s) with Underwriter	Position(s) with Registrant
Barbara J. Krumsiek	Director and Chief Executive Officer	Director
Ronald M. Wolfsheimer	Director, Senior Vice President and Chief Financial and Administrative Officer	Treasurer
Craig Cloyed	Director and President	None
William M. Tartikoff	Senior Vice President and Secretary	Vice President and Secretary
Reginald Stanley	Senior Vice President	None
Alison Smith	Vice President	None
Stan Young	Vice President	None
David Leach	Vice President	None
Robert Enderson	Vice President	None
Geoffrey Ashton	Regional Vice President	None
Timothy O'Leary	Regional Vice President	None
Bill Hairgrove	Regional Vice President	None
Anthony Eames	Regional Vice President	None
Steve Himber	Regional Vice President	None
Ben Ogbogu	Regional Vice President	None
Christine Teske	Regional Vice President	None
Jeanine L. Perkins	Regional Vice President	None
Steven Yoon	Regional Vice President	None
David McClellan	Regional Vice President	None
Rachael DeCosta-Martin	Regional Vice President	None
Scott Metz	Regional Vice President	None
Pamela Rivers	Regional Vice President	None
David Rieben	Regional Vice President	None
Jackie Zelenko	Regional Vice President	None
Susan Walker Bender	Assistant Secretary	Assistant Secretary and Assistant Vice President
Ivy Wafford Duke	Assistant Secretary	Assistant Secretary and Assistant Vice President
Lancelot King	Assistant Secretary	Assistant Secretary and Assistant Vice President
Jane Maxwell	Assistant Vice President	Assistant Secretary and Assistant Vice President
Andrew Niebler	Assistant Vice President	Assistant Secretary and Assistant Vice President
Augusto Macedo	Assistant Vice President	Assistant Secretary and Assistant Vice President
Edith Lillie	Assistant Secretary	Assistant Secretary
Hui Ping Ho	Assistant Treasurer	Assistant Treasurer

*4550 Montgomery Avenue Bethesda, Maryland 20814

         (c)      Inapplicable.

Item 28. Location of Accounts and Records

         Ronald M. Wolfsheimer, Treasurer
         and
         William M. Tartikoff, Assistant Secretary
         4550 Montgomery Avenue, Suite 1000N
         Bethesda, Maryland 20814

Item 29. Management Services

         Not Applicable

Item 30. Undertakings

         Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Bethesda, and State of Maryland on the 13th day of June 2008.

CALVERT WORLD VALUES FUND, INC.

 BY:

___________**_________________
Barbara Krumsiek
Senior Vice President and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 13th day of June, 2008 by the following persons in the capacities indicated.
Signature	Title
__________**____________ D. WAYNE SILBY	PRESIDENT AND DIRECTOR

__________**____________ JOHN G. GUFFEY, JR.	DIRECTOR

__________**____________ BARBARA J. KRUMSIEK	SENIOR VICE PRESIDENT AND DIRECTOR

__________**____________ RONALD M. WOLFSHEIMER	TREASURER (PRINCIPAL ACCOUNTING OFFICER)

__________**____________ REBECCA L. ADAMSON	DIRECTOR

__________**____________ RICHARD L. BAIRD, JR	DIRECTOR
.
__________**_____________ JOY V. JONES	DIRECTOR

__________**____________ TERRENCE J. MOLLNER	DIRECTOR

__________**____________ SYDNEY AMARA MORRIS	DIRECTOR

__________**____________ MILES DOUGLAS HARPER, III	DIRECTOR

__________**____________ RUSTUM ROY	DIRECTOR

__________**____________ TESSA TENNANT	DIRECTOR

**By: /s/ Ivy Wafford Duke
            Ivy Wafford Duke

Executed by Ivy Wafford Duke, Attorney-in-fact on behalf of those indicated, pursuant to Powers of Attorney filed herewith.

Calvert World Values Fund, Inc.

Post-Effective Amendment No. 23

Registration No. 33-45829

EXHIBIT INDEX

Exhibit No.	Description
(o)	Power of Attorney Forms, filed herewith.
(p)(2)	Code of Ethics for Sub-Adviser (Acadian) filed herewith.
(p)(3)	Code of Ethics for Sub-Adviser (New Amsterdam) filed herewith.
(p)(4)	Code of Ethics for Sub-Adviser (F&C Management Limited) filed herewith.